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                                                                   Exhibit 10(s)


                   EMPLOYMENT AGREEMENT FOR JOHN A. MUSKOVICH

                  THIS AGREEMENT, dated as of the 30th day of December, 1997, between The Elder-Beerman Stores Corp., an Ohio corporation (the "Employer"), and John A. Muskovich (the "Executive").

                                R E C I T A L S :

                  1. On October 17, 1995, Employer and its subsidiaries (collectively, the "Debtors") filed voluntarily petitions for relief under chapter 11 of the Bankruptcy Code, 11 U.S.C. ss.ss. 101-1330 (the "Bankruptcy Code"). The Debtors continue to manage and operate their businesses as debtors in possession pursuant to sections 1107 and 1108 of the Bankruptcy Code. Employer's chapter 11 case is pending in the United States Bankruptcy Court for the Southern District of Ohio, Western Division (the "Bankruptcy Court"). On December 16, 1997, the Bankruptcy Court entered an order (the "Confirmation Order") confirming the Third Amended Joint Plan of Reorganization of The Elder-Beerman Stores Corp. and Its Subsidiaries, dated November 17, 1997, as subsequently modified (the "Plan").

                  2. Employer has determined that it is critical to the success of its efforts to reorganize under chapter 11 that it select the most qualified person to serve as President, Chief Operating Officer and Chief Financial Officer and as a member of the Board of Directors of Employer effective upon the Effective Date (as defined in the Plan).

                  3. Employer wants to enter into this Agreement with Executive based on its belief that Executive is uniquely qualified to assume the role of President, Chief Operating Officer and Chief Financial Officer and serve as a member of the Board of Directors of Employer, effective upon the Effective Date, subject to the terms and conditions set forth below.





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                  4. Executive wants to enter into this Agreement with Employer, subject to the terms and conditions set forth below. Employer is entering into this Employment Agreement pursuant to authority provided under the Plan and the Confirmation Order.

                  NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein and for good and valuable consideration, the receipt of which is hereby acknowledged, it is agreed as follows:

                                    ARTICLE I
                                    ---------

                                   DEFINITIONS
                                   -----------

         The following terms shall have the respective meanings set forth below, unless the context clearly otherwise requires:

         1.1 "AFFILIATE" means, with respect to a particular Entity, an Entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such Entity, and an Entity shall be "unaffiliated" with another Entity if such Entities are not Affiliates with respect to one another.

         1.2 "CAUSE" means (a) an intentional act of fraud, embezzlement, theft or any other material violation of law in connection with Executive's duties or in the course of his employment with Employer involving material harm to Employer; (b) intentional wrongful damage to material assets of Employer; or (c) intentional wrongful engagement in any activity that would constitute a material breach of Sections 3.1 through 3.4 hereof. No act or omission by Executive shall be deemed "intentional" if it was due to negligence and shall be deemed "intentional" only if done, or omitted to be done, by Executive not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interests of Employer and its subsidiaries. Failure to meet performance standards or objectives of Employer shall not constitute "Cause" for purposes hereof. To terminate



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the employment of Executive for Cause, Employer must deliver to Executive a
Notice of Termination given within 90 days after the Board of Directors both (i) has knowledge of conduct or an event allegedly constituting Cause and (ii) has reason to believe that such conduct or event could be grounds for Cause. For purposes of this Agreement a "Notice of Termination" shall mean a copy of a resolution duly adopted by the affirmative vote of not less than a simple majority of the membership of the Board of Directors, excluding Executive, at a meeting called for the purpose of determining that Executive has engaged in conduct that constitutes Cause (and at which Executive had a reasonable opportunity, together with his counsel, to be heard before the Board of Directors prior to such vote).

         1.3 "CHANGE OF OWNERSHIP" means any one of the following events: (a) the sale to any purchaser unaffiliated with Employer of all or substantially all of the assets of Employer; (b) the sale, distribution, or accumulation of more than 50% of the outstanding voting stock of Employer to/by any acquiror or group of affiliated acquirors that are unaffiliated with Employer; (c) individuals who, on the completion of Employer's chapter 11 reorganization under the Bankruptcy Code, constitute the Board of Directors (the "Incumbent Directors") cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to such completion whose election or nomination for election was approved by a vote of at least two-thirds of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of Employer in which such person is named as a nominee for director, without objection to such nomination) shall be an Incumbent Director; PROVIDED, HOWEVER, that no individual elected or nominated as a director of Employer initially as a result of an actual or threatened election contest with respect to directors or any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or (d) the



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merger or consolidation of Employer with another Entity unaffiliated with
Employer if, immediately after such merger or consolidation, less than a majority of the combined voting power of the then outstanding securities of such Entity are held, directly or indirectly, in the aggregate by the holders immediately prior to such transaction of the then outstanding securities of Employer entitled to vote generally in the election of directors.

         In no event shall "Change of Ownership" be construed to include any change of control of Employer or any subsidiary of Employer that occurs solely as a result of any exchange or distribution of equity securities of Employer or any such subsidiary upon consummation of a plan of reorganization for Employer or any such subsidiary in its chapter 11 case pending as of the date of this Agreement.

         1.4 "CODE" means the Internal Revenue Code of 1986, as amended.

         1.5 "COMPETING BUSINESS" means any of the following companies: (a) Mercantile Stores Co., Inc.; Proffitt's, Inc.; or Carson Pirie Scott & Co., including each of their respective Affiliates; (b) Lazarus, Inc.; (c) Lazarus PA, Inc.; or (d) Rich's Department Stores, Inc.

         1.6 "EFFECTIVE DATE" means the first date on which (a) the Bankruptcy Court has entered an order approving this Agreement and (b) such order is not subject to any stay.

         1.7 "ENTITY" shall have the meaning provided in section 101(16) of the Bankruptcy Code.

                                   ARTICLE II
                                   ----------

                                   EMPLOYMENT
                                   ----------

         2.1 EFFECTIVENESS. Notwithstanding any other provision of the Agreement, the Agreement shall not be effective until the Effective Date.

         2.2 TERM. Employer shall employ Executive, and Executive shall serve Employer pursuant to the terms of this Agreement, starting on the Effective Date. The term of this Agreement shall



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extend initially until the third anniversary of the Effective Date; provided, however, that commencing on December 30, 1998 and each December 30 thereafter, the term of this Agreement shall be automatically extended for a period of one year unless Employer or Executive shall have given written notice of termination to the other not less than 180 days prior to such December 30 (commencing December 30, 1998). Upon termination of this Agreement pursuant to any such notice, Executive's employment with Employer shall terminate, and Employer's only obligation to Employer will be payment of the amounts described in Section 2.7(c)(ii).

         2.3 DUTIES. Executive will serve as and perform the duties of President, Chief Operating Officer and Chief Financial Officer of Employer and serve as a member of the Board of Directors of Employer in accordance with the terms of this Agreement. The duties of Executive shall be those commensurate with his office and shall include those responsibilities reasonably assigned to Executive by the Chairman and Chief Executive Officer of Employer, with responsibility for reporting to the Chairman and Chief Executive Officer of Employer. Although it is understood that the right to elect directors of Employer is by law vested in the shareholders and directors of Employer, it is nevertheless mutually contemplated, subject to such rights, that Executive shall be a member of the Board of Directors of Employer.

         2.4 COMPENSATION. In consideration of Executive's services hereunder, Employer shall pay Executive cash compensation consisting of an annual "Base Salary" and "Incentive Compensation." Effective as of the Effective Date, Executive's Base Salary shall be $325,000 per year. Executive's Base Salary shall be subject to review at the discretion of the Board of Directors from time to time taking into account changes in Executive's responsibilities, increases in the cost of living, performance by Executive, increases in salary to other executives of Employer, and other pertinent factors. In addition to his Base Salary, the Executive shall be entitled, commencing with the fiscal year



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commencing February 2, 1997, to Incentive Compensation of up to 50% of
Executive's Base Salary to be earned as determined by the Board of Directors. In each fiscal year thereafter, Executive shall participate in the Employer's Equity and Performance Incentive Plan (the "Incentive Plan") and Executive's Incentive Compensation thereunder shall consist of an incentive bonus of up to 50% of Executive's Base Salary, to be earned as determined by the Board of Directors under the Incentive Plan.

         2.5 PAYMENT SCHEDULE. The Compensation specified in Section 2.4 hereof shall be payable as current salary and bonus in accordance with Employer's payroll and bonus procedures for other executives. Base Salary shall be paid in installments not less frequently than monthly, and at the same rate for any fraction of a month unexpired at the end of the term. Incentive Compensation shall be paid annually in a lump sum not later than April 15 or, if such day is not a business day on which Employer's executive offices are open, the first business day thereafter.

         2.6 EXPENSES. Executive shall be allowed reasonable traveling expenses and other reasonable expenses in carrying out his duties under this Agreement and shall be furnished office space, assistance and accommodations suitable to the character of his position with Employer and adequate for the performance of his duties hereunder.

         2.7 TERMINATION OF EMPLOYMENT.

                  (a) TERMINATION FOLLOWING A CHANGE OF OWNERSHIP. If (i) before the second anniversary of a Change of Ownership Employer notifies Executive that Executive is being terminated, and such termination is without Cause; (ii) before the second anniversary of a Change of Ownership Executive terminates his employment for any reason, or without reason; or (iii) Executive's employment with Employer is terminated in connection with but prior to a Change of Ownership and termination occurs following the commencement of any discussion with any third



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party that ultimately results in a Change of Ownership, Executive shall be entitled (except as otherwise provided in paragraphs (b), (c) and (d) of this Section 2.7, and subject to Section 5.1) to receive a lump sum payment as severance compensation equal to the greater of (A) 2.99 times his "base amount" as such term is defined in Section 280G of the Code, or (B) 2 times his most recent Base Salary and Bonus. If any payment made to the Executive pursuant to this Section 2.7(a) or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing (a "Payment") is determined to be subject to the excise tax imposed by
Section 4999 of the Code (or any successor provision thereto) by reason of being considered "contingent on a change in ownership or control" of Employer, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or to any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then Executive shall be entitled to receive an additional payment or payments (collectively, a "280G Gross-Up Payment"). The 280G Gross-Up Payment shall be in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any excise tax imposed upon the 280G Gross-Up Payment, Executive retains a portion of the 280G Gross-Up Payment equal to the Excise Tax imposed upon the Payment.

                  (b) DISABILITY. Executive shall not be in breach of this Agreement if he shall fail to perform his duties hereof because of physical or mental disability. If Executive fails to render services to Employer because of Executive's physical or mental disability for a continuous period of 12 months, the Board of Directors or its delegate may terminate Executive's employment prior to the



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end of the then current term. If there is any dispute between the parties as to
Executive's physical or mental disability at any time, such question shall be settled by the opinion of an impartial reputable physician agreed upon for that purpose by the parties or their representatives. Failing agreement upon an impartial physician for purposes of the preceding sentence, the question of Executive's physical or mental disability shall be resolved within 10 days of a written request therefor by either party to the other, by a physician designated by the then Executive Vice President of the Ohio Academy of Family Physicians. The written opinion of the physician as to the matter in dispute shall be final and binding on the parties. If Executive's employment is terminated pursuant to this Section 2.7(b), Employer shall pay to Executive or his personal representative, in a lump sum, an amount equal to his Base Salary for the lesser of one year or the then remaining term of this Agreement.

                  (c) OTHER TERMINATIONS BY EMPLOYER. (i) CAUSE. Employer may terminate the employment of Executive for Cause at any time upon notice given pursuant to Section 5.6. Upon such termination, this Agreement and all of Employer's obligations under this Agreement shall terminate, except that Employer shall remain obligated to pay to Executive any unpaid Base Salary through the effective date of such termination and any vacation accrued but unused as of Executive's last day worked.

                           (ii) NOT FOR CAUSE. Employer may terminate the
employment of Executive at any time for any reason. However, if such termination of employment does not occur under the circumstances described in paragraphs
(a), (b) or (c)(i) of this Section 2.7, Employer shall remain obligated to Executive for (A) payment of Executive's unpaid Base Salary (as described in Section 2.4) through the then-remaining term of this Agreement pursuant to
Section 2.2, (B) any Incentive Compensation (as described in Section 2.4) earned on or before Executive's last day worked and (C) payment for any vacation accrued but unused as of Executive's last day worked.



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                  (d) DEATH. If Executive dies while rendering services under this Agreement, there shall be payable to his estate an amount equal to his Base Salary for the lesser of one year or the then remaining term of this Agreement. Such amount shall be paid to Executive's estate in a single lump sum.

         2.8 MITIGATION; OFFSET. Executive shall not be required to mitigate the amount of any payment or benefit provided for in the Agreement by seeking other employment or otherwise. However, any amount payable pursuant to this Agreement following the termination of Executive's employment shall reduce any amount payable by Employer to or with respect to Executive pursuant to any other severance pay or other similar plan, program or arrangement of Employer, including, without limitation, the Employer's Master Severance Plan for Key Employees.

                                   ARTICLE III
                                   -----------

                        CERTAIN OBLIGATIONS OF EXECUTIVE
                        --------------------------------

         3.1 NO PARTICIPATION IN OTHER BUSINESSES. Executive shall not, without the consent of the Board of Directors, become actively associated with or engaged in any business other than that of Employer or a division or Affiliate of Employer, and he shall do nothing inconsistent with his duties to Employer.

         3.2 TRADE SECRETS AND CONFIDENTIAL INFORMATION.

                  (a) UNAUTHORIZED DISCLOSURE, USE OR SOLICITATION. Executive will keep in strict confidence, and will not, directly or indirectly, at any time during or after his employment with Employer, disclose, furnish, disseminate, make available or, except in the course of performing his duties of employment under this Agreement, use any trade secrets or confidential business and technical information of Employer or its customers, vendors or property owners or managers, without limitation as to when or how Executive may have acquired such information. Such confidential



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information will include, without limitation, Employer's unique selling methods and trade techniques; management, training, marketing and selling manuals; promotional materials; training courses and other training and instructional materials; any personnel information; material nonpublic financial information; any corporate organizational information; lease terms; vendor, owner, manager and product information; customer lists; other customer information; and other trade information. Executive specifically acknowledges that all such confidential information including, without limitation, customer lists, other customer information and other trade information, whether reduced to writing, maintained on any form of electronic media, or maintained in the mind or memory of Executive and whether compiled by Employer and/or Executive, derives independent economic value from not being readily known to or ascertainable by proper means by others who can obtain economic value from its disclosure or use, that reasonable efforts have been made by Employer to maintain the secrecy of such information, that such information is the sole property of Employer and that any retention and use of such information by Executive during his employment with Employer (except in the course of performing his duties and obligations under this Agreement) or after the termination of his employment will constitute a misappropriation of Employer's trade secrets.

                  (b) POST-TERMINATION. Executive agrees that, upon termination of Executive's employment with Employer, for any reason, Executive will return to Employer, in good condition, all property of Employer, including without limitation, the originals and all copies of all management, training, marketing and selling manuals; promotional materials; other training and instructional materials; financial information; vendor, owner, manager and product information; customer lists; other customer information; and all other selling, service and trade information and equipment. If such items are not returned, Employer will have the right to charge Executive for all reasonable



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damages, costs, attorneys' fees and other expenses incurred in searching for, taking, removing and/or recovering such property.

         3.3 NONCOMPETITION. It is recognized by Executive and Employer that Executive's duties under this Agreement will entail the receipt of trade secrets and confidential information, which include not only information concerning Employer's current operations, procedures, suppliers and other contacts, but also its short-range and long-range plans, and that such trade secrets and confidential information may have been developed by Employer and its Affiliates at substantial cost and constitute valuable and unique property of Employer. Accordingly, Executive acknowledges that the foregoing makes it reasonably necessary for the protection of Employer's business interests that Executive not compete with Employer or any of its Affiliates during the term of this Agreement and for a reasonable and limited period thereafter. Therefore, during the term of this Agreement and for one year after termination of the Agreement, Executive shall not have any investment in a Competing Business other than a de minimis investment and shall not render personal services to any such Competing Business in any manner, including, without limitation, as owner, partner, director, trustee, officer, employee, consultant or advisor thereof; PROVIDED, HOWEVER, that this Section 3.3 shall not apply if Employer terminates Executive other than for Cause. For purposes of the preceding sentence, a de minimis investment is ownership of less than 1% of the outstanding stock or debt of any Competing Business.

         Notwithstanding Section 2.7 above, if Executive shall breach the covenants contained in this Section 3.3 or in Section 3.2, Employer shall have no further obligations to Executive pursuant to this Agreement and may recover from Executive all such damages as it may be entitled to at law or in equity. In addition, Executive acknowledges that any such breach is likely to result in immediate and irreparable harm to Employer for which money damages are likely to be inadequate.



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Accordingly, Executive consents to injunctive and other appropriate equitable relief that Employer may seek to protect Employer's rights under this Agreement. Such relief may include, without limitation, an injunction to prevent Executive from disclosing any trade secrets or confidential information concerning Employer to any Entity, to prevent any Entity from receiving from Executive or using any such trade secrets or confidential information and/or to prevent any Entity from retaining or seeking to retain any other employees of Employer.

         3.4 CONFLICTS OF INTEREST. Executive shall not engage in any activity that would violate any Conflict of Interest or Business Ethics Statement of Employer that Executive may sign from time to time.

                                   ARTICLE IV
                                   ----------

                                 OTHER BENEFITS
                                 --------------

         4.1 EMPLOYEE BENEFITS.

                  (a) Executive and Executive's family, as applicable, shall be eligible for participation in and shall receive all benefits under the savings and retirement programs, welfare benefit plans, fringe benefit programs and perquisites that Employer provides to senior executives of Employer in effect from time to time.

                  (b) Subject to Section 5.1, upon termination under Section 2.7(a) hereof:

                           (i) The benefits described in Section 4.1(a) will continue until the Executive obtains new employment providing substantially similar benefits, but in any event no later than 3 years after the date of termination; PROVIDED, HOWEVER, that after such 3-year period, if Executive has not obtained new employment, Executive will be offered the opportunity to continue health benefits similar to those that would be provided to him under COBRA upon a termination of employment without reference to the length of time such



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         COBRA rights would be in force. During the period of continued coverage pursuant to this Section 4.1(b)(i), Executive will be required to pay the same cost of coverage, co-pays, deductibles and other similar payments paid by active senior executives of the Company having elected the same type of coverage. Executive will cease to be eligible for continued health and life insurance benefits provided by Employer if he
         (A) waives such coverage or (B) fails to pay any amount required for such coverage.

                           (ii) Executive will be reimbursed by Employer for reasonable expenses incurred for outplacement counseling (A) which are pre-approved by Employer's Senior Vice President - Human Resources, (B) which do not exceed 15% of Executive's Base Salary and (C) which are incurred by Executive within 6 months following such termination.

         4.2 RELOCATION. Executive shall relocate to a residence within 25 miles of downtown Dayton, Ohio. Employer shall retain a relocation service to assist Executive in the disposition of Executive's former residence. Employer shall, within 60 days of receipt of appropriate documentation, reimburse Executive reasonable moving costs from Cincinnati, Ohio. Executive shall be entitled to all payments and reimbursements to which executives are entitled under Employer's applicable relocation policy for transferred employees. If the reimbursement payable pursuant to this Section is taxable to Executive, then the Executive shall be entitled to receive an additional payment (a "Gross-up Payment"). The Gross-up Payment shall be in an amount such that, after payment by the Executive of all taxes incurred as a result of the reimbursement (including any interest or penalties imposed with respect to such taxes), including any tax imposed on the Gross-up Payment, the Executive retains a portion of the Gross-up Payment equal to the taxes, penalties and interest imposed on the reimbursement amount.



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         4.3 VACATION AND SICK LEAVE. Executive shall be entitled to vacation and sick leave each year, in accordance with Employer's policies in effect from time to time, provided, however, that Executive shall be entitled to a minimum of four weeks vacation per year.

                                    ARTICLE V
                                    ---------

                                  MISCELLANEOUS
                                  -------------

         5.1 LEGAL FEES AND EXPENSES.

                  (a) It is the intent of Employer that the Executive not be required to incur legal fees and the related expenses associated with the interpretation, enforcement or defense of Executive's rights under this Agreement by litigation or otherwise because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to Executive that Employer has failed to comply with any of its obligations under this Agreement or in the event that Employer or any other person takes or threatens to take any action to declare this Agreement void or unenforceable, or institutes any litigation or other action or proceeding designed to deny, or to recover from, the Executive the benefits provided or intended to be provided to the Executive hereunder, Employer irrevocably authorizes the Executive from time to time to retain counsel of Executive's choice, at the expense of Employer as hereafter provided, to advise and represent the Executive in connection with any such interpretation, enforcement or defense, including without limitation the initiation or defense of any litigation or other legal action, whether by or against Employer or any Director, officer, stockholder or other person affiliated with Employer, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between Employer and such counsel, Employer irrevocably consents to the Executive's entering into an attorney-client relationship with such counsel, and in that connection Employer and the Executive agree that a confidential relationship shall exist between the Executive



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and such counsel. Without respect to whether the Executive prevails, in whole or in part, in connection with any of the foregoing, Employer will pay and be solely financially responsible for any and all attorneys' and related fees and expenses incurred by the Executive in connection with any of the foregoing.

                  (b) Without limiting the generality or effect of Section 5.1, in order to ensure the benefits intended to be provided to the Executive under
Section 5.1(a), Employer will promptly use its best efforts following written notice to Employer by the Executive to secure an irrevocable standby letter of credit (the "Letter of Credit"), issued by Citibank or another bank having combined capital and surplus in excess of $500 million (the "Bank") for the benefit of the Executive and providing that the fees and expenses of counsel selected from time to time by the Executive pursuant to this Section 5.1 shall be paid, or reimbursed to the Executive if paid by the Executive, on a regular, periodic basis upon presentation by the Executive to the Bank of a statement or statements prepared by such counsel in accordance with its customary practices. Employer shall pay all amounts and take all action necessary to maintain the Letter of Credit.

         5.2 RELEASE. Payment of the amount described in Section 2.7(a) and the benefits described in Section 4.1(b) to Executive is conditioned upon Executive executing and delivering a release satisfactory to Employer releasing Employer from any and all claims, demands, damages, actions and/or causes of action whatsoever, which Executive may have had on account of the termination of his employment, including, but not limited to claims of discrimination, including on the basis of sex, race, age, national origin, religion, or handicapped status (with all applicable periods during which Executive may revoke the release or any provision thereof having expired), and any and all claims, demands and causes of action for retirement (other than under the retirement plans maintained by Employer that are qualified under Section 401(a) of the Code or under any "welfare benefit plan" of



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Employer (as the term "welfare benefit plan" is defined in Section 3(1) of the
Employee Retirement Income Security Act of 1974, as amended)), severance or other termination pay. Such release will not, however, apply to the ongoing obligations of Employer arising under this Agreement, or rights of indemnification Executive may have under Employer's policies or by contract or by statute.

         5.3 SUCCESSORS AND BINDING AGREEMENT.

                  (a) Employer will require any successor to all or substantially all of the businesses or assets of Employer (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise), by agreement in form and substance reasonably satisfactory to Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent Employer would be required to perform if no such succession had taken place. This Agreement will be binding upon and inure to the benefit of Employer and any successor to Employer, including without limitation any persons acquiring directly or indirectly all or substantially all of the businesses or assets of Employer whether by purchase, merger, consolidation, reorganization or otherwise (and such successor will thereafter be deemed "Employer" for the purposes of this Agreement).

                  (b) This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees and legatees.

                  (c) This Agreement is personal in nature and neither of the parties hereto will, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereof except as expressly provided in Sections 5.3(a) and (b). Without limiting the generality or effect of the foregoing, Executive's right to receive payments hereof will not be assignable, transferable or delegable, whether by pledge, creation of a security interest, or otherwise, other than by a transfer by Executive's will or by the laws of descent and distribution and, if Executive



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attempts any assignment or transfer contrary to this Section 5.3, Employer will have no liability to pay any amount Executive attempts to assign, transfer or delegate.

         5.4 GOVERNING LAW. This Agreement has been executed on behalf of Employer by an officer of Employer located in the City of Moraine, Ohio. This Agreement and all questions arising in connection with it shall be governed by the internal substantive laws of the State of Ohio, without giving effect to principles of conflict of laws. Employer and Executive each consent to the jurisdiction of, and agree that any controversy between them arising out of this Agreement shall be brought in, the United States District Court for the Southern District of Ohio, Western Division; the Court of Common Pleas for Montgomery County, Ohio; or such other court venued within Montgomery County, Ohio as may have subject matter jurisdiction over the controversy; PROVIDED, HOWEVER, that until consummation of a plan of reorganization for Employer, any such controversy shall be brought in the Bankruptcy Court.

         5.5 SEVERABILITY. If any portion of this Agreement is held to be invalid or unenforceable, such holding shall not affect any other portion of this Agreement.

         5.6 ENTIRE AGREEMENT. This Agreement comprises the entire agreement between the parties hereto and, as of the date hereof, supersedes any prior agreements between the parties. This Agreement may not be modified, renewed or extended except by a written instrument referring to this Agreement and executed by the parties hereto.

         5.7 NOTICES. Any notice or consent required or permitted to be given under this Agreement shall be in writing and shall be effective: (a) when given by personal delivery; (b) one business day after being sent by overnight delivery service; or (c) 5 business days after being sent by certified U.S. mail, return receipt requested, to the Secretary of Employer at its principal place



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of business in the City of Moraine or to Executive at his last known address as shown on the records of Employer.

         5.8 WITHHOLDING TAXES. Employer may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

                  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first above written.

                              THE ELDER-BEERMAN STORES CORP.

                              By: /s/ Frederick J. Mershad
                                 ----------------------------------------------
                              Frederick J. Mershad
                              Chairman and Chief Executive Officer

                              /s/ John A. Muskovich
                                 ----------------------------------------------
                              John A. Muskovich


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